September 1, 2006

Mr. Vincent L. Kasch

16912 Tidewater Cove

Austin, Texas 78717

Dear Vince:

This letter will confirm our agreement regarding a possible future “change of control” of Financial Industries Corporation (“FIC”), Family Life Insurance Company (“FLIC”) or Investors Life Insurance Company of North America (“ILINA” and, together with FIC and FLIC, the “Company”).

If a Change of Control of FIC, ILINA or FLIC occurs, and if your employment is terminated without Cause (as defined below) within twelve months after such Change of Control, your then-current bi-weekly salary and benefits, including but not limited to health and life insurance, will continue to be paid by the Company for twelve months following your date of termination; provided, however, that to the extent such 12-month continuation period would otherwise extend beyond March 15th of the calendar year following the calendar year in which your termination occurs (the “Following Calendar Year”), any remaining payments that would otherwise be made to you after March 15th of the Following Calendar Year will be accelerated and paid in a lump sum on March 15th of the Following Calendar Year. “Change of Control” means (i) any one person, or more than one person acting as a group (as defined pursuant to the Securities Exchange Act of 1934), acquires ownership of stock of FIC that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of FIC, or (ii) any one person, or more than one person acting as a group (as defined pursuant to the Securities Exchange Act of 1934), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from FIC, ILINA or FLIC that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of FIC, ILINA or FLIC immediately prior to such acquisition or acquisitions or (iii) a majority of members of FIC’s board of directors is replaced during any six-month period by directors whose appointment or election is not endorsed by a majority of the members of FIC’s board of directors prior to the date of such appointment or election.

For purposes of the preceding paragraph, “Cause” shall mean (i) your conviction of a crime involving dishonesty, fraud, breach of trust, or violation of the rights of employees; (ii) your willful engagement in any misconduct in the performance or your duties that, in the opinion of the Company, could materially injure the Company; (iii) your performance of any act that, if known to customers, agents, employees, or stockholders the Company, could, in the opinion of the Company, materially injure the Company; or (iv) your continued willful and substantial nonperformance of assigned duties for at least ten days after you receive notice from the Company of such nonperformance and of the Company’s intention to terminate your employment because of such nonperformance.

It is the intent of the parties to this letter agreement that any payments to be made hereunder be exempt from or compliant with Section 409A of the Internal Revenue Code and related regulations and Treasury pronouncements (“Section 409A”). If based on subsequent guidance or interpretations any provision provided herein would result in the imposition of an excise tax under Section 409A, the parties agree that each will use good faith efforts to reform any such provision to avoid imposition of any such excise tax in the manner that the parties mutually determine is appropriate to comply with or maintain an exemption from Section 409A.

As long as this letter agreement remains in effect, the terms set forth shall be binding upon any successor entity to the Company, whether direct or indirect and whether by purchase, merger, consolidation, liquidation, supervision or otherwise. This letter agreement is fully assignable to any successor to all or substantially all of the Company's business and/or assets and such successor shall assume all of the obligations under this letter agreement.

Sincerely yours,

Michael P. Hydanus

Interim President and Chief Executive Officer

Accepted By:___________________________________________Date:___________